Diguang International Reports Third-Quarter Financial Results

•	Results reflect preparation for entering larger backlight markets and strategy to shift product mix toward higher value-added products with existing products

SHENZHEN, China, November 15, 2006 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang”) today announced financial results for the third quarter, ended September 30, 2006, of the Company's 2006 fiscal year.

Three Months Ended September 30, 2006

Third-quarter net revenues of $8.3 million represented a decrease of $1.4 million, or 15%, from $9.7 million in the corresponding year-ago period. The decrease in net revenue was due to the pricing pressure in the backlight industry, mitigated by the Company’s continuing improvement in product mix in favor of higher priced and higher value-added products.

Gross margins for the third quarter of 2006 were 37%, 3% lower than the 40% level for the third quarter of 2005. Gross margins edged lower due to an increase in labor cost and production overhead. Gross profit for the third quarter of 2006 was approximately $3.1 million, a 21% decline compared to gross profit of approximately $3.9 million for the same quarter of the prior year.

For the third quarter ending September 30th, Diguang had earnings per share on a U.S. GAAP basis of $0.03 per share and earnings per share on a non-GAAP basis adjusted for stock based compensation of $0.06 per share.

For the nine months ending September 30th Diguang had U.S. GAAP earnings for the first nine months of $0.16 per share and non-GAAP adjusted earnings of $0.25 per share.

In strategic highlights for the quarter, Diguang:

o
Continued to advance the 15” to 19” new product series, resulting in its recent selection as in-house backlight supplier by one of the four “Taiwan Tigers” that is leading the global TFT-LCD panel industry;

o	Prepared for fourth-quarter shipments of new 15” to 19” monitor backlight products pursuant to an order for 100,000 pieces;

o	Continued to invest in additional capacity primarily for the new 15” to 19” new product series;

o	Started trial production of 32” CCFL backlights for flat-panel televisions;

o
Continued efforts to commercialize LED backlight technology for large flat-panel TV applications, leading to the co-development agreement with a major Chinese TV producer focusing on the integration of LED backlights into televisions;

o	Filed for 10 patents on new backlight technologies, most of which are for larger displays;

o
Continued to maintain above-average gross margins of its existing products by shifting its product mix toward higher-priced, higher-margin products, re-engineering product designs and employing other cost-efficiency measures.

Cost of sales was $5.2 million in the 2006 third quarter, a decrease of $0.6 million, or 10.4%, compared to $5.8 million for the same period of the prior year, despite a 22% increase in labor cost and a 25% increase in production overhead associated with the manufacture of new products.

Total operating expenses (general and administrative, research and development and selling) for the third quarter of 2006 were $2.2 million, or 27% of sales, compared to $834,000, or 8.6% of sales, for the same quarter of the prior year. The increase was primarily due to share-based compensation expenses of $795,000 incurred during the third quarter of 2006. There was no such expense during the same quarter of the prior year.

Third-quarter selling expenses totaled $337,000, or approximately 4% of net revenues, a 39% increase compared to third-quarter 2005 selling expenses of $243,000, or 3% of net revenues. This primarily reflected the Company’s heightened efforts to expand market share and promote new products such as backlights for computer monitors and television sets, as well as increases in the Company’s sales staff headcount, higher sales incentives and higher advertising and trade show attendance.

Year over year, quarterly research and development expenses decreased $35,000, or 11%, from $307,000 in the 2005 third quarter to $273,000 in the 2006 third quarter. R&D expense as a percentage of net revenue remained at 3% comparing the third quarters of 2005 and 2006. The Company reached an agreement in September 2006 with a major Chinese LCD TV producer to co-develop key technology for the integration of LED backlights to LCD TVs. The parties to the agreements will jointly bid on key semi-conductor related projects under the present 5-year plan of the Chinese government, seeking government funding and eligibility for other favorable policies.

General and administrative expenses for the three months ended September 30, 2006 were $1.6 million, an increase of $1.3 million over G&A expenses of $284,000 in the 2005 third quarter. A major component of this increase was share-based compensation expenses of $795,000 incurred during the third quarter of 2006 as noted above. There was no such expense during the same quarter of the prior year. As a percentage of net revenues, G&A expenses, which also reflected increased managerial and administrative compensation and increased professional expenses incurred in connection with the Company’s March 17, 2006 reverse merger, grew from 3% in the prior-year third quarter to 20% in the 2006 third quarter.

Net income for the third quarter of 2006 decreased $2.1 million, or 76%, to $669,000, or $0.03 per basic share (based on 22.6 million basic weighted average shares), compared to net income of $2.7 million, or $0.15 per share (based on approximately 18.3 million basic shares), for the third quarter of 2005. Year over year, lower net revenues due to pricing pressures and customer over-supply, as well as higher expenses, including share-based compensation expenses and investments in growth, accounted for the comparison.

Without the expenses related to stock options noted above, third-quarter net income on a non-GAAP basis would have been $1.5 million, or $0.06 per share. A reconciliation of GAAP and non-GAAP operating results is provided below. The increase in shares outstanding was the result of the reverse merger that took place in March 2006.

Song Yi, Diguang’s Chief Executive Officer, commented, “While we were selective with our existing product portfolio in the current market environment, our efforts in connection with new products were rewarded with our being chosen as the in-house backlight producer for one of the four ‘Taiwan Tiger’ leaders in the TFT-LCD panel industry, as announced in a separate press release today. We remain optimistic that the rollout of our exciting new computer monitor backlight products will gain traction in the coming months and that these new products will position us for high growth and gains in market share during 2007.”

Nine Months Ended September 30, 2006

For the nine months ended June 30, 2006, net revenue was $26 million, a decrease of $2.1 million, or 7%, from the $28.1 million in net revenues reported for the corresponding prior-year period. The decrease in net revenue was primarily attributed to the pricing pressure as noted above. The industry-wide price declines were partially offset by a product mix improvement in favor of higher-priced and higher-value-added products. Gross profit for the nine-month period of FY2006 ended September 30, 2006, was $9.4 million, or 36.1% of sales, compared to $10.3 million, or 36.6% of sales, for the year-earlier period.

Total operating expenses (general and administrative, research and development and selling) for the first nine months of 2006 amounted to $5.6 million, compared to $2.4 million in the first nine months of 2005. Much of this increase is attributed to share-based compensation of approximately $1.9 million in the first nine months of 2006 which was accounted for in accordance with SFAS No. 123(R). There was no share-based compensation in the corresponding period of 2005. As a percentage of revenues, operating expenses amounted to 21.6% and 8.4% for the nine-month periods ended September 30, 2006, and September 30, 2005, respectively.

Nine-month selling expenses totaled $1.1 million, an increase of $447,000, or 68%, compared to nine-month 2005 selling expenses of $653,000. This primarily reflected the Company’s heightened efforts to expand market share and promote new products such as backlights for computer monitors and television sets, as well as increases in the Company’s sales staff headcount, higher sales incentives and higher advertising and trade show attendance.

Nine-month research and development expenses increased by 18% year over year, to $864,000, or approximately 3.3% of net revenues, from $729,000, or 2.6% of net revenues, in the prior-year nine-month period. During the nine months ended September 30, 2005, the Company received government subsidies totaling $71,000; no such subsidies were received in the 2006 period.

General and administrative expenses were $3.6 million for the 2006 nine-month period, an increase of $2.7 million from $987,000 in the corresponding period of 2005. The primary component of this increase was $1.9 million in amortized share-based compensation as noted above, versus no such expense in the 2005 period. The rest of the year-over-year increase was primarily due to increased levels of compensation for key positions, and increased staff counts. As a percentage of revenues, G&A expenses represented 14% and 4% of net revenues for the nine months ended September 30, 2006 and 2005, respectively,

Net income for the nine months ended September 30, 2006, was $3.5 million, a decrease of $4.0 million, or 54%, from $7.4 million recorded for the corresponding period in 2005. Primary drivers of the decrease were decreased revenues and increased operating expenses as outlined above. Earnings per basic share for the first nine months of 2006 were $0.16, compared to $0.41 in the first nine months of 2005, reflecting lower net income attributable to common shareholders divided by average weighted shares outstanding that increased from 18.3 million shares for the 2005 nine-month period to 21.4 million shares for the 2006 period.

Without the expenses related to stock options and warrants noted above, which were accounted for in accordance with SFAS No. 123(R), nine-month net income on a non-GAAP basis would have been $5.3 million, or $0.25 per share. A reconciliation of GAAP and non-GAAP operating results is provided below.

Diguang’s cash and cash equivalents as of September 30, 2006 totaled $20.9 million compared to cash and cash equivalents of $10.1 million as of December 31, 2005.

Teleconference and Webcast Information

Management will conduct a conference call and webcast to discuss financial results for the third quarter and nine months, ended September 30, of its 2006 fiscal year. The conference call and webcast will take place at 8:00 a.m. Eastern (U.S.) Time, on Thursday, November 16, 2006. Anyone interested in participating should call 800-901-5217 if calling from within the United States, or 617-786-2964 if calling internationally; the passcode is 76133250.

There will be a replay available until November 23, 2006. To listen to the playback, please call 888-286-8010 if calling within the United States, or 617-801-6888 if calling internationally. Please use passcode 26426610 for the replay.

The event will also be webcast live and a webcast archive will be available for 90 days. The webcast will be available at: http://phx.corporate-ir.net/playerlink.zhtml?c=137803&s=wm&e=1416191 and is being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Use of Non-GAAP Financial Measures

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which requires the Company to begin recognizing compensation expense relating to stock-based payment transactions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provides non-GAAP financial information. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of adjustments to GAAP results for the quarter and nine months ended September 30, 2006 is included below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About Diguang International Development Co., Ltd.

Diguang, through its subsidiaries, specializes in the research, development, production, sale and distribution of backlights and backlight technologies. A backlight is the typical light source of a liquid crystal display (LCD). The Company is focused on providing LED and CCFL backlights for international producers of televisions, monitors, cellular phones, digital cameras, DVDs and other home appliances. Diguang currently develops an average of approximately 50 new products per month. Diguang is a Nevada corporation with its manufacturing subsidiary located in Shenzhen, PRC, and its sales and marketing subsidiary located in the British Virgin Islands.

Safe Harbor Statements

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts such as statements that we remain optimistic that the rollout of our exciting new computer monitor backlight products will gain traction in the coming months and that these new products will position us for high growth and gains in market share during 2007. Such forward-looking statements are based upon the current plans, estimates and projections of Diguang’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein, including but not limited to risks outlined in the Company’s periodic filings with the U.S. Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Diguang does not assume any obligation to update the information contained in this press release.

Company Contact: Jackie You Kazmerzak, CFO Diguang International Development, Ltd. 925-457-1445	Investor Relations Contact: Sean Collins, Sr. Partner CCG Elite 310-477-9800, ext. 202

(financial tables follow)

DIGUANG INTERNATIONAL DEVELOPMENT, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Revenues, net	$28,063,438	$25,991,193	$9,676,969	$8,252,019
Cost of sales	17,779,676	16,600,268	5,800,461	5,199,144

Gross profit	10,283,762	9,390,925	3,876,508	3,052,875

Selling expense	652,919	1,099,820	242,554	337,441
Research and development costs	729,109	863,884	307,303	272,659
General and administrative expenses	987,341	3,644,061	283,859	1,631,319
Income from operations	7,914,393	3,783,160	3,042,792	811,456

Interest income (expense), net	(20,806)	113,685	(4,102)	8,299
Investment income (loss)	-	35,392	-	7,135
Other income	7,134	-	(65,384)	-
Non-operating income (expense), net	(36,871)	64,940	(35,116)	52,455

Income before income taxes	7,863,850	3,997,177	2,938,190	879,345
Income tax provision	424,216	545,059	199,694	210,029

Net income	$7,439,634	$3,452,118	$2,738,496	$669,316

Weighted average common shares outstanding - basic	18,250,000	21,383,960	18,250,000	22,593,000
Earnings per share - basic	0.41	0.16	0.15	0.03

Weighted average common shares outstanding - diluted	18,250,000	21,624,765	18,250,000	22,814,979
Earning per shares - diluted	0.41	0.16	0.15	0.03

Other comprehensive income :
Net income	$7,439,634	$3,452,118	$2,738,496	$669,316
Translation adjustment	66,791	360,862	66,587	252,488

Comprehensive income	$7,506,425	$3,812,980	$2,805,083	$921,804

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DIGUANG INTERNATIONAL DEVELOPMENT, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars)

	December 31,	September 30,
	2005	2006
		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,054,568	$20,862,732
Short term deposits	1,056,122	724,308
Accounts receivable, net of allowance for doubtful accounts of $491,908 and $491,908	6,081,427	5,601,396
Trade receivable from a related party	-	734,931
Inventories	3,447,096	4,618,684
Other receivables	80,318	165,057
Advance to suppliers	417,781	104,087
Amount due from related parties	21,538	48,077
Deferred assets	-	52,709

Total current assets	21,158,850	32,911,981

Long-term Investment	-	1,500,000
Property and equipment, net	2,119,893	2,622,629
Prepayment for purchasing office space	99,130	1,944,569
Long-term receivable from a related party	-	384,615
Deferred offering expense	25,718	-
Total assets	$23,403,591	$39,363,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,868,614	$6,037,946
Advance from customers	334,943	-
Accruals and other payables	1,277,161	1,687,678
Accrued payroll and related expense	221,295	330,155
Dividend payable	111,140	-
Income tax payable	572,159	567,307
Amount due to related parties	137,440	-
Total current liabilities	8,522,752	8,623,086
Total liabilities	8,522,752	8,623,086
Shareholders’ equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 18,250,000 shares and 22,593,000 issued and outstanding	18,250	22,593
Additional paid-in capital	1,872,598	13,915,144
Appropriated earnings	501,833	501,833
Retained earnings	12,328,675	15,780,793
Translation adjustment	159,483	520,345
Total stockholders’ equity	14,880,839	30,740,708
Total liabilities and stockholders' equity	$23,403,591	$39,363,794

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Reconciliation of GAAP Net Income and Earnings Per Share to Non-GAAP Net Income and Earnings Per Share (Unaudited)

	Three Months	Nine Months
	Ended	Ended
	September 30, 2006	September 30, 2006

GAAP net income	669,316	3,452,118
Stock-based compensation	795,305	1,855,713
Non-GAAP net income	1,464,621	5,307,831

GAAP net income per share	0.03	0.16
Stock-based compensation	0.04	0.09
Non-GAAP earnings per share - basic	0.06	0.25

Weighted average shares outstanding -
basic	22,593,000	21,383,960

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